Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the financial statements) dated March 10, 2014 relating to the financial statements and financial statement schedule, which appears in Baxano Surgical, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/PricewaterhouseCoopers LLP
Raleigh, North Carolina
May 2, 2014